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                                                                   EXHIBIT 10.10

                                LICENSE AGREEMENT

           (Republic of Korea & Democratic People's Republic of Korea)


PREAMBLE


The parties to this Agreement are A-55, L.P., a Nevada limited partnership ("A-55"), and Stanton Energy Fund Pty. Limited of Level 50, 101 Collins street, Melbourne, Victoria, Australia on behalf of a corporation to be incorporated in the Republic of Korea referred to at paragraph 3.5 below ("Grantee").

This Agreement shall become effective on the date it is executed by the last party to execute same, as set forth on the signature page hereof and payment of the technical transfer fee pursuant to paragraph 3.2.1 below.

This Agreement is made with reference to the following facts:

A. A-55 owns the rights to transfer to others, the rights to certain worldwide patent applications, issued patents and trademarks, and valuable technology, know-how, trade secrets and prototypes which relate to and/or use an aqueous fuel comprising a mixture of water and carbonaceous material for combustion in an internal combustion engine and the use thereof, including technologies as set forth in the patent applications and issued patents as more fully defined below ("A-55 Technology").

B. Grantee desires to be licensed to use such rights and information from A-55 within a geographical territory.

Now, therefore, in consideration of the mutual promises and covenants, and upon the conditions herein contained, the parties agree as follows:


1.   DEFINITIONS.

     As used herein, the following terms shall have the following meanings:


     1.1  "A-55 Patent"

     means without limitation any product claim of:

               1.1.1     A-55 U.S. Patent No. 5,156,114, issued December 10,
                         1992;


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               1.1.2     Pending patent applications related to the A-55
                         Technology; and Aqueous Fuel for Internal Combustion Engines and Method of Combustion, No. 92-702313, filed November 5, 1990 in the Republic of Korea, Aqueous Fuel and Method of Preparing the Same, No. 705638-96 filed March 29, 1995 in the Republic of Korea and patents and patents pending relating to the A-55 Technology.


1.2  "A-55 Clean Fuels"

     means fuel covered by any product claim of the A-55 Patent.


1.3  "A-55 Processes"

means any process or procedure to produce and/or utilize the A-55 Clean Fuels or any other product claim of the A-55 Patent.


1.4  "A-55 Know-how"

means proprietary information of a confidential nature owned by A-55 relating to the techniques available for commercial exploitation of A-55 Patent and any A-55 Processes; and A-55 Know-how means proprietary information of a confidential nature owned by A-55 relating to the techniques available for commercial exploitation of A-55 Patent, including the subject matter of any A-55 Patent if no patent should issue thereon.


1.5  "A-55 Products"

means any product sold by Grantee associated with the grant of this license or the A-55 Technology. It is intended by the parties, that this term shall have the broadest meaning and not in any way be limited to products which are capable of patent or contractual protection. By way of example but not limitation, the term would include any product bearing, utilizing or referring to the A-55 Trademark, clothing, pens, souvenirs, and the like.


1.6  "A-55 Technology"

means all know-how, trade secrets, confidential information, and expertise including, but not limited to, designs, plans, specifications and all other information and documentation,


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     whether patentable or not, relating to A-55 Patent. Unless the context requires otherwise, the term "A-55 Technology" shall include all rights and claims under the A-55 Patent, the A-55 Clean Fuels, the A-55 Processes, the A-55 Know-how, and A-55 Products.


     1.7 "A-55 Trademark"

     means:

          1.7.1     United States registered trademark number 1,848,044;

          1.7.2 United States Registered Service Mark No. 74/510,26 ("Powered With Water"); and

          1.7.3 Any identical or substantially similar trademarks or service marks which may be obtained by A-55.


     1.8  "Net Sales"

     means the gross selling price of A-55 Clean Fuels and all other A-55 Products for which an invoice or like sales record has been prepared by Grantee, or any sublicensee of or party or entity related to or affiliated with Grantee, less any trade, or quantity (but not cash) discounts actually allowed, transportation charges, sales or use taxes, if any, included in the invoice price, and the price of any fuel or other A-55 Product returned.


     1.9  "Territory"

     means the Republic of Korea and the Democratic People's Republic of Korea.


     1.10 "Effective Date"

     shall mean the date stated in the Preamble.

2.   GRANT OF PATENT AND KNOW-HOW RIGHTS TO GRANTEE


     2.1  Grant:

     Subject to the terms and conditions set out herein, A-55 hereby grants to
     Grantee:


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          2.1.1     The right under the A-55 Patent to manufacture, sell,
                    distribute and use A-55 Clean Fuels and A-55 Products in the Territory and the right to practice any A-55 Process necessary for such manufacture or sale in the Territory.

          2.1.2     The right to use A-55 Know-how in the Territory.

          2.1.3 The right to practice any and all A-55 Technology in the Territory, and the right to allow its purchasers to practice any and all A-55 Technology and patent rights in the Territory.


     2.2  Patent Marking:

     Grantee shall, where possible, mark any A-55 Product produced under any patent licensed hereunder with the number of the applicable patent.


     2.3  Excluded Applications:

     All aviation applications, including supplying fuel for such applications, are excluded from this Agreement and specifically reserved to A-55. However, subject to any contractual obligation A-55 may have existing at the date hereof and the other limitations and restrictions set out herein, this license shall extend to all aviation applications within the Territory when in the opinion of A- 55, such applications are commercially viable.


     2.4  Licenses to OEM:

     2.4.1 A-55 reserves the sole and exclusive right to negotiate license agreements with original equipment manufacturers ("OEMs"). Grantee acknowledges that such licenses may be worldwide and may include the right to utilize and practice the A-55 Technology in the Territory. The grant of any such license to an OEM shall not infringe on the grant of this Agreement; provided, however, that royalties for the use and practice of the A-55 Technology within the Territory under such a license shall be to the advantage of Grantee.

     2.4.2 Any license granted to an OEM as contemplated in paragraph 2.4.1 must not permit it to manufacture A-55


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                Clean Fuels in the Territory, whether for distribution or sale or for its own consumption.

     2.4.3 A-55 shall upon the grant of any license to an OEM, give notice thereof to Grantee.


     2.5       Nature of Grant:

               2.5.1 Grantee acknowledges that, incident to the dissolution of Advanced Fuels, L.L.C., Caterpillar Inc. retained licensed rights to the A-55 Technology for use in products of the kind it produces or will produce in the Territory. Pursuant to retained license rights, Caterpillar Inc. may sell, but not license until October 24, 2001, a diesel emulsion based aqueous fuel emulsion and may make, but not license, a naphtha fuel emulsion for Caterpillar engines only.

               2.5.2 Except as otherwise provided in paragraphs. 2.3, 2.4, and 2.5. 1, A-55 shall grant no other license to the A-55 Technology in the Territory while this Agreement is in force and Grantee is not in default.


     2.6       Sublicenses:

     Subject to the express written approval of A-55, first had and obtained on each occasion, Grantee shall have the right to grant sublicenses under this Agreement provided that no such sublicense shall entitle Grantee or the sublicensee to assign, transfer or part with any rights thereunder without the prior written approval of A-55 first had and obtained. Unless waived by A-55, each such sublicense that relates to the manufacture of A-55 Clean Fuels by the sublicensee shall, in addition to other pertinent provisions, contain provisions for the protection and preservation of A-55's equity interest in Grantee and the payment of royalties of an amount not less than that specified in paragraph 3.1 to Grantee, who shall hold the same in trust for payment to A- 55 or make some other stipulation which is acceptable to A- 55 to compensate fully A-55 for such royalties as if the sale had been made directly by Grantee.


     2.7       Purchase and Sale of Additives

               2.7.1 A-55 shall sell and deliver in a timely manner to the Grantee or the Grantee's order


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                         such quantities of the surfactant as the Grantee shall
                         order from time to time.

               2.7.2 The initial price of the surfactant (which shall exclude for these purposes any cetane enhancer or methanol) to Grantee will be Twenty Dollars (US$20) per gallon plus all freight and transportation costs. That price is fixed for 6 months from the date that this License agreement comes into operation. The price of the surfactant may be reviewed and adjusted by A-55 from time to time after the initial period of six months. Any increase in price must be fixed by A-55 in good faith by reference only to increases in raw material costs of the surfactant. Any increase in price will operate on orders placed after notification.

               2.7.3 The Grantee shall pay the price for the surfactant sold ex gate from A-55's premises by immediately available funds such as an irrevocable Bank letter of credit

               2.7.4 The additives must be of a merchantable quality and fit for their intended purpose.

               2.7.5 Property and risk in the additives pass to the Grantee ex gate from A-55's premises


3.   PAYMENTS FOR RIGHTS GRANTED UNDER PARAGRAPH 2.

     3.1       Continuing Annual Royalty:

     For the rights granted under paragraph 2. above, Grantee shall pay to A-55 a royalty of ONE PERCENT (1%) of the Net Sales in the Territory.


     3.2       Technical Transfer Fee:

     In consideration for the rights granted herein, Grantee shall pay to A-55 a technical transfer fee of TEN MILLION DOLLARS ($10,000,000). The technology transfer fee will be paid by four installments:

               3.2.1 The first installment of US$1,000,000, will be paid to A-55 by Grantee on 9th June 1997 but in any event no later than 15th June 1997


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               3.2.2     Unless extended pursuant to paragraph 3.3 a second
                         installment of US$2,000,000, will be paid to A-55 on 9th December 1997.

               3.2.3 Unless extended pursuant to paragraph 3.3 a third installment of US$2,000,000, will be paid to A-55 on 9th March 1998

               3.2.4 Unless extended pursuant to paragraph 3.3 the second installment of US$5,000,000, will be paid to A-55 on 9th June 1998.


     3.3       Extension of Time:

     A-55 proposes in the near future to conduct a test with Tennessee Valley Association in Alabama involving a combustion turbine and/or coal fired test (`the Test'). A- 55 anticipates that preliminary results of the Test will become available by August 30, 1997. If neither of the preliminary test results are received before that date, the Parties agree that each of the dates for payment of the installments referred to in paragraphs 3.2.1 to 3.2.4 (inclusive) shall be deferred by a period equal to the period from August 30 1997 to the date that either of the preliminary results of the Test are received by A-55. but in any event no longer than six (6) months.


     3.4       Outbreak of Hostilities:

     If during the period between the payment of the first installment of the technology transfer fee and the date of payment of the second installment there occurs an outbreak of hostilities between the Republic of Korea and the Democratic People's Republic of Korea which can be reasonably be described as a major regional conflict the operation of this agreement, including the time for payment of the second installment shall be suspended during the term of such hostilities.

     3.5       Equity Interest in Grantee:

     Stanton Energy Fund Pty Ltd shall forthwith incorporate a company in the Republic of Korea to be called `A-55 Korea' or similar and take whatever steps may be necessary to procure that the corporation shall immediately assume the rights and obligations of the Grantee pursuant to this Agreement. Stanton Energy Fund Pty Ltd shall raise and inject the capital required to meet the Licensee's obligations under this Agreement and to ensure the


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     Licensee's commercial success. Forthwith upon the incorporation of the corporation, and in consideration of the grant of this license and incident to the formation of the corporation, the corporation shall deliver to A-55 a share certificate evidencing the allotment to it of thirty percent (30%) of the issued shares in the corporation deemed fully paid. The constituent documents of the corporation shall provide that A-55 shall have no obligation to make any contribution to the capital of corporation for the issuance of such interest other than the grant of this license, and shall further provide that such interest shall not be subject to dilution upon future contributions of capital.


4.   DISCLOSURE AND CONFIDENTIALITY OF KNOW-HOW

     4.1       Disclosure:

               Within thirty (30) days after the Effective Date of this Agreement, A-55 shall use its best efforts to disclose to Grantee all of the technology it possesses relating to the manufacture, use or sale of A-55 Technology, which is required by Grantee to exercise and exploit its rights hereunder. Such disclosure shall include design, engineering and manufacturing information and specifications, including without limitation; identification of commercially-available equipment (and the name of the manufacturers thereof), engineering drawings of special equipment designed by or for A-55, and process operations and quality control tests. It is understood by Grantee that the foregoing obligation of disclosure shall not include any obligation to disclose composition of the A-55 Clean Fuels surfactant package, which will be made and distributed solely and exclusively by A-55 but which will be sold, within the Territory only to Grantee for its use in the manufacture of the A-55 Clean Fuels.

     4.2       Confidentiality:

               Grantee agrees to use reasonable efforts to maintain as confidential A-55 Know-how disclosed to it pursuant to paragraph 4.1, provided that:

               4.2.1 All information, in whatever form transmitted to Grantee from A-55, shall be presumed to be confidential know-how unless expressly identified to the contrary.

               4.2.2 Grantee shall not be required to treat as confidential any A-55 Know-how which is:


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                         (a)  publicly disclosed by A-55, or disclosed to
                              another party by A-55 without a confidential restriction, including disclosure by A-55 in any patent, published patent application, any other writing or verbally disclosed by A-55; or

                         (b) publicly available prior to its disclosure by A-55, or which becomes publicly available after disclosure by A-55 through no fault of Grantee; or

                         (c)  known to Grantee prior to its disclosure by A-55;
                              or

                         (d) disclosed to Grantee by a third party who did not acquire the information, directly or indirectly, from A-55; or

                         (e) independently developed by an employee or consultant of Grantee subsequent to disclosure by A-55 but who did not have knowledge of the disclosure made by A- 55; or

                         (f) required to be disclosed to any local, state or federal agency in connection with a proper and lawful request, law or regulation; provided, however, that prior to any such disclosure, Grantee shall give notice of such request to A-55, which shall have a reasonable opportunity to apply for such orders as it may deem appropriate to protect its interests.


          4.2.3 Grantee will maintain internal procedures to protect any A-55 Know-how that is to be treated as confidential in the same manner in which it protects its own confidential technical information.

          4.2.4 A-55 represents and warrants that the information it identifies in accordance with paragraph 4.2.1 is confidential information and that it treats it as such.


5.   GRANT OF RIGHTS UNDER TRADEMARKS


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     5.1  Trademark Grant

          Subject to the due execution and registration of a user agreement in a form approved by A-55, A-55 hereby grants to Grantee, and its sublicensees and distributors, the right to use the A-55 Trademark, together with any other trademark that A-55 may acquire in connection with its sale of A-55 Clean Fuels to third parties, and to use the name "A-55" in a corporate name, division name, or other name of any entity it may establish for the manufacture or distribution of A-55 Clean Fuels. Should "A-55" not be trademarked in any jurisdiction of the Territory, Grantee shall have the obligation to do all things necessary to obtain such trademark and register any related designs or logos at its cost and to hold the same for the sole and exclusive benefit of A-55. As used herein, the term "A-55 Trademark" shall refer to any trademark or related design obtained by Grantee hereunder.


     5.2  Marking:

          Grantee shall mark any A-55 Product which it produces or sells pursuant to this Agreement with the A-55 Trademark, which, when used, shall bear an "(r)" to denote its federal registration.


     5.3  Use of Trademark:

          Grantee acknowledges that any use by it of the A-55 Trademark shall be to the advantage of the exclusive benefit of A-55. Grantee shall use the A-55 Trademark only in a manner approved and directed from time to time by A-55. In connection with such use, Grantee shall comply with all trademark notice, registered user, and other requirements to maintain the validity of the A-55 Trademark registration in the Territory. Grantee shall not make any use of the A-55 Trademark that would misrepresent to the public that Grantee rather than A-55 is the owner of such mark or the registration thereof.


     5.4  Quality Standards:

          A-55 shall establish product specifications or quality standards of any A-55 Product, including A-55 Clean Fuels, to be sold under the A-55 Trademarks, and Grantee agrees that its products using the Trademark


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          shall comply therewith to ensure that the A-55 Trademark is being properly protected. In order to ensure high and consistent quality of the A-55 Clean Fuels, Grantee shall manufacture and blend all A-55 Clean Fuels which it distributes pursuant to this Agreement with standard blending equipment sold to it by A-55 unless the use of other equipment is approved in advance by A-55 (such approval not to be unreasonably withheld). A-55 may from time to time require Grantee to ship actual production samples of A-55 Clean Fuel to A-55 for inspection and testing to ascertain compliance with such product specifications or quality standards.


     5.5  Price:

          There shall be no additional royalty for the license under the A-55 Trademarks.


6.   TIME AND MANNER OF PAYMENTS.

     6.1  Time for Payments:

          Payments required under paragraph 3.1 shall be made within fifteen
          (15) days following the last day of each calendar quarter in which there are Net Sales of A-55 Clean Fuels or A-55 Products by Grantee during the preceding calendar quarter.


     6.2  Manner of Payments:

          Payments shall be made by certified or registered mail to A-55's address as specified herein accompanied by a written report signed by an authorized representative of Grantee setting forth the dollar amount of the Net Sales of A-55 Clean Fuels or A-55 Products as to which a royalty is payable for each quarter.


     6.3  Overdue Payments:

          Payments shall, when overdue, bear interest at an annual rate of one percent (1%) above the prime rate of Citibank in effect in New York City on the last day payment was due. In no event shall the interest so charged exceed the legal limit that may be charged for interest.


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7.   RECORDS, INSPECTION, AUDITS AND REPORTS

     7.1  Records:

          Grantee shall keep true and accurate records and books of account showing the use and/or practice of the A-55 Technology by Grantee, the manufacture, marketing and sale of A-55 Clean Fuels and A-55 Products by Grantee, and all other information necessary for the accurate determination of the payments to be made to A-55 hereunder.

     7.2  Inspection:

          It is a condition of this Agreement, and Grantee represents and guarantees, that it will permit a mutually acceptable firm of certified public accountants as representatives of A-55 to inspect and audit, at reasonable times during Grantee's usual business hours, any and all parts of the records kept by Grantee pursuant to this paragraph which are required to be rendered by Grantee herein, and to make excerpts from such records. In the event that Grantee and A-55 are unable to agree on a mutually acceptable firm of certified public accountants it is hereby agreed that such inspection and audit may be performed by the certified public accounting firm of Price Waterhouse, whose principal offices are now at New York City, New York. All fees of any such firm for such inspection and audit shall be paid by A-55 except in the event of a discrepancy described in paragraph 7.3 below, in which case Grantee shall pay such fees.


     7.3  Discrepancy Expenses:

          In the event any audit performed by A-55 results in a finding that there is a discrepancy in excess of five percent (5%) between the amounts paid to A-55 and the amounts which should have been paid to A-55, the cost of such audit shall be borne entirely by Grantee.

     7.4  Retention of Records:

          Grantee's obligation to retain records and A-55's right to inspect and audit and make excerpts with respect to the records for each year in which royalty payments are due, in the absence of a charge of fraud or intentional misrepresentations, shall terminate three (3) years after the end of each such year to which such records pertain.


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     7.5  Audit:

          The Grantee shall at its cost cause an audit of its financial affairs to be conducted each year during the term of this Agreement to coincide with the financial year of A-55. Such audit will be conducted by an auditor selected by A-55 and the Grantee shall deliver such audited accounts prepared in accordance with generally accepted accounting principles and practices for public companies in the united states of America to A-55 within 3 months of the end of the financial year to which they relate.


8.   REPRESENTATIONS AND WARRANTIES

     8.1  Grantee Represents And Warrants That:

          8.1.1 Organization, Standing, etc: Grantee is a limited company duly organized, validly existing, and in good standing under the laws of Australia and has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted, and as proposed to be conducted, to enter into this Agreement, and to carry out the provisions hereof.

          8.1.2 Qualification: Grantee is duly qualified to do business in the Territory.

          8.1.3 Challenged Validity: If Grantee should challenge the validity or enforceability of the A-55 Patent licensed under this Agreement, in whole or in part, A-55 shall have the option, by notice in writing, to immediately terminate this Agreement.

          8.1.4 Business Plan: Grantee shall within thirty (30) days of the date of this Agreement prepare and submit for approval to A-55 a business and financing plan for the use and exploitation of the A-55 Technology in the Territory. The approval of this plan by A-55 shall not be unreasonably withheld. Grantee shall expend its best efforts to implement or exceed the business plan and, during the term of this Agreement to exploit and


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                         commercialize the A-55 Technology within the Territory
                         to the fullest extent commercially possible.


     8.2  A-55 Represents And Warrants That:

          8.2.1 Organization, Standing, etc: A-55 is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Agreement, and to carry out the provisions hereof.

          8.2.2 Qualification: There is no jurisdiction wherein the character of the properties owned by A-55 or the nature of the activities conducted by A- 55 makes necessary the licensing or qualification of A-55 as a foreign partnership therein, in which it is not so licensed.

          8.2.3 Disclosure: Neither this Agreement nor any document, certificate, or statement referred to herein or furnished to Grantee pursuant hereto contains any untrue statement known to A-55 of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading.

          8.2.4 Ownership of Patent, etc: A-55 warrants and represents that Rudolf W. Gunnerman is the sole and exclusive owner of the entire right, title and interest in and to the A-55 Patent, and any reissues or extensions of such Patent, and will be the sole and exclusive owner of all patent improvements thereto which it makes, in each case free and clear of all liens, claims, charges, pledges, mortgages, security interests and other encumbrances, and that, pursuant to exclusive license from Mr. Gunnerman, it has the full and sole right, power and authority to enter into,


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                         consummate and perform the transactions and obligations
                         contemplated by this Agreement.

          8.2.5 No Conflicting Agreements: A-55 has not entered into any agreement or understanding, written or oral, regarding the A-55 Technology, any patent improvement thereof, or any know-how licensed hereunder, which is in conflict or inconsistent with any of the terms and conditions of this Agreement.

          8.2.6 Validity: A-55 warrants and represents that it is not aware of any law or facts which would permit any person or entity to challenge the validity or enforceability of the patent rights granted herein.

          8.2.7 Infringement: The A-55 Patent, all patent improvements, and know-how as now practiced by A-55 and all of its current licensees do not, to A- 55's knowledge, violate, infringe or conflict with the rights of any person, firm or government.

9. EXCHANGE OF TECHNICAL INFORMATION, MUTUAL TRANSFER OF MODIFICATIONS, VARIATIONS, IMPROVEMENTS AND PATENT PROTECTION.

     9.1  Exchange of Technical Information:

          Each party hereto shall exchange with the other all technical information acquired during the term of this Agreement relating to the A-55 Technology and developments with respect to same and will communicate to the other all information and data obtained therefrom. Each party further agrees that designated representatives of the other may, at reasonable times, visit the laboratory, plants, and other installations of the other in which research and operations relating to the A-55 Technology are being conducted.


     9.2  Disclosure of Modifications:

          The parties shall promptly inform each other in writing of any modifications, variations, or improvements relating to the A-55 Technology, and the know-how licensed hereunder, which are developed by them or otherwise come to their attention. It is


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          expressly agreed that modifications, variations or improvements disclosed to A-55 by any other licensee, Grantee, joint venturer, or any other party having the right to practice any rights licensed hereunder, shall, subject to any contractual obligations imposed upon A-55, be disclosed to Grantee under the scope of this paragraph.

     9.3  Rights to Modifications:

          Notwithstanding which party hereunder shall have discovered any modification, variation or improvement to the A-55 Technology, all such modifications, variations or improvements shall be owned solely by A- 55; provided, however, that Grantee shall have the right to use all modifications, variations and improvements, whether patented or unpatented, made or acquired by A-55 during the term of this Agreement without further compensation to A-55. The parties shall cooperate with each other in connection with the filing of any patent applications relating to any such modifications, variations or improvements.

     9.4  Intellectual Property Protection:

          A-55 shall at its own cost, use its best endeavors to seek patent protection in the Democratic People's Republic of Korea. A-55 and Grantee agree to diligently seek patent protection for all inventions, modifications and improvements to the A-55 Technology in the Territory at Grantee's expense. A-55 may, at its own option, apply for patent protection which is not pursued by Grantee, in which case the cost thereof shall be borne solely by A-55 and all benefits therefrom shall be solely owned by A-55 and not subject to the terms of this Agreement; provided, however, that Grantee may, within three (3) months of the issuance of a patent to A-55, give A-55 notice of its election to take rights under such patent by paying all costs and expenses of A-55, together with interest thereon at one percent (1%) over the prime rate charged by Citibank New York from time to time. Any annual fees with respect to maintenance of patents or trademarks within the Territory shall be paid by Grantee or, at the option of A-55, paid by A-55 and reimbursed upon invoice.


10.  INFRINGEMENT

     10.1 Notification of Infringement:

          Grantee and A-55 shall each notify the other promptly in writing of any known infringement of the A-55 Patent, unauthorized use of any confidential know-how licensed hereunder, or any infringement or unfair competition relating to a trademark licensed hereunder, which either party learns of during the term of this Agreement.


     10.2 Litigation by A-55:

          A-55 shall have no obligation to sue any such infringers or competitors, but shall have the right to do so at its own expense and the right to join Grantee and obtain Grantee's full cooperation, if necessary, at no legal expense to Grantee. If A-55 brings suit against an infringer or competitor, A-55 shall have the sole right to control such lawsuit and to settle the same on terms and conditions approved by A-55. All monetary and other recoveries resulting from such a lawsuit or any settlement thereof shall belong to A-55. A-55 shall not be required to have pending more than one (1) suit for infringement of any patent licensed under this Agreement.

     10.3 Litigation by Grantee:

          If, after notice of any infringement of the A-55 Patent or any other patent licensed hereunder, unauthorized use of any confidential know-how licensed hereunder, or infringement or unfair competition relating to a trademark licensed hereunder, A-55:

          10.3.1 is unable to bring any such infringement or unfair competition to a halt, or

          10.3.2 fails to file and commence diligent prosecution of a suit against such third party for patent infringement or unfair competition, within six (6) months after A-55 learns thereof,

          then Grantee may take any action it deems necessary to stop the infringement or unfair competition, joining A-55 therein if necessary but at no expense to A-55. Any recoveries made upon any such suit shall belong solely to Grantee except for any award made by the court in favor of A-55.


     10.4 Actions by Third Parties:

               If, during the term of this Agreement one (1) or more third parties file suit in the Territory against Grantee or any of its purchasers for patent infringement due to Grantee's or any purchaser's manufacture, marketing, use, export or sale of A-55 Products in the best modes contemplated by A-55 or in modes approved by A- 55, Grantee shall notify A-55 of such suit and tender defense thereof to A-55. If A-55 refuses the defense of same, Grantee may at its option elect to defend said suit. A-55 shall indemnify and hold Grantee harmless from damages assessed against Grantee in any third party infringement suit, but said indemnification shall be limited to an amount equal to the payments made to A-55 by Grantee under the terms of this Agreement.


     10.5 Conduct of Defense:

               In the event that an action described in paragraph 10.4 is commenced against Grantee in any jurisdiction, A-55 hereby authorizes Grantee to join A-55 in said action as either an additional original defendant or third party defendant.


     10.6 Declaratory Judgment:

               Grantee may elect to file a declaratory judgment action against any third party referred to in paragraph 10.4, in which event it will notify A- 55 of its intention and tender the filing of any such suit to A-55. If A-55 refuses to institute such declaratory judgment action against a third party, Grantee shall have the option to institute such action. Further, A-55 hereby authorizes Grantee to join A-55 as a plaintiff in any such declaratory action.

11.  CONSULTATION SERVICES

     11.1 Consultation Services:

               A-55 shall provide to Grantee such qualified technical personnel to assist Grantee in the exercise of the rights granted pursuant to this Agreement. Grantee shall pay for the reasonable cost of such assistance, including all necessary travel, food, lodging and other expenses, and the pro rata pay (plus 20%) of the persons rendering such technical assistance. If travel is required, technical personnel shall fly coach, management personnel shall fly business class, and the President or Chairman shall fly first class.


     11.2 Manner of Payment:

               Upon any request from Grantee of technical assistance from A-55 pursuant to this, A-55 shall prepare and render to Grantee an estimate of the cost thereof, together with an approximate time frame within which such assistance may be rendered. Grantee shall, upon receipt and review of the same, forward the amount to A-55 whereupon such assistance shall be rendered within the agreed upon time. Any differences in the estimated and actual expenses shall be accounted for and paid or refunded upon termination of such services.

12.  TERMINATION AND CONSEQUENCES OF DEFAULT

     12.1 Termination for Invalidity:

          12.1.1 This Agreement shall terminate in twenty-five (25) years, or upon the expiration of the last A-55 Patent to expire, whichever is later, in which event Grantee shall be entitled to continue to exploit the rights granted under this Agreement without the payment of any additional royalties to A-55.

          12.1.2 Upon a judgment of invalidity or unenforceability of the A-55 Patent, Grantee shall be entitled to continue to exploit the rights granted under this Agreement by payment of the royalties specified in paragraph 3 if Grantee continues to practice A-55 Know-how; provided such payments shall be payable by Grantee until twenty-five

                         (25) years after the Effective Date of this Agreement and Grantee shall then be entitled to exploit the rights granted under this Agreement without payment of any royalties to A-55.


     12.2 Consequences of Default by Grantee:

               In the event of a default by Grantee which is not cured in a timely manner as provided herein:

               12.2.1    A-55 may, by written notice, terminate this Agreement.

               12.2.2 At its option, A-55 may, in its unfettered discretion, elect to continue this Agreement but convert it to a non-exclusive license, as to any third party or entity, within the Territory.

               12.2.3 All unpaid sums due A-55 under paragraph. 3.1 herein to and including the Effective Date of any such default shall be due and payable within thirty (30) days thereafter.


     12.3 Consequences of Default by A-55:

               In the event of a default by A-55 Grantee shall be entitled to exploit the rights granted under the terms of this Agreement and shall pay all royalties which accrue hereunder to the independent auditors named in paragraph 7.2 until such default is resolved or cured, whereupon the funds so held shall be dispersed in accordance with such resolution.

     12.4 General Consequences:

               12.4.1 Termination pursuant to paragraph 12.1 or the consequences of default as specified in paragraphs 12.2 or 12.3 shall not relieve either party of any obligations due to the other under the terms of this Agreement to and including the date of termination or the Effective Date of any such default.

               12.4.2 In no event will default operate to release Grantee or A-55 from any damages, costs and expenses that may be due as a result of such default.

               12.4.3 Either of the parties hereto shall have the right to give public notice of any termination or default in such manner and at such times and places as it may deem advisable.


     12.5 Delivery of A-55 Technology:

               In the event of termination of this Agreement for whatever reason, Grantee shall at the request of A-55, deliver to A-55 all papers, drawings and other documents samples and models relating to any matters that are the subject of this Agreement, shall execute such documents as are reasonably requested by A-55 and shall cease to exploit the rights granted under the terms of this Agreement. Without limiting the activities that shall cease upon such termination, Grantee shall remove all trademark designation from A-55 Products; transfer any trademarks to A-55 which it has acquired, change its name to delete reference to A-55; and transfer to A-55 any related business names which it has used in the practice of the A-55 Technology.

13.  EVENTS OF DEFAULT, NOTICE OF DEFAULT, AND CURING THEREOF

     13.1 Events of Default:

               A default shall occur hereunder if any one of the following events shall occur:

               13.1.1 Grantee fails to pay any sum due hereunder and such failure continues for thirty (30) days; or

               13.1.2 Without reasonable cause, Grantee fails to materially implement the business plan or the financial plan approved by A-55; or

               13.1.3 A party fails to perform or comply with any term hereof which materially affects this Agreement; or

               13.1.4 Without the prior written approval of A-55 first had and obtained, there is a change in control of the Grantee; or

               13.1.5 Without the prior written approval of A-55 first had and obtained, by virtue of any issue of shares, capital reduction or any means whatsoever, A- 55's shareholding (representing voting shares or entitlement to equity) in Grantee falls below 30%; or

               13.1.6 A party files a voluntary petition for bankruptcy or any similar relief under laws for the benefit of creditors; a party is adjudged bankrupt or a receiver is appointed by a court of competent jurisdiction, and such adjudication is not vacated within thirty (30) days; or an involuntary petition is filed for reorganization or similar relief and is not dismissed or stayed within sixty (60) days; or

               13.1.7 Any representation or warranty made in this Agreement proves to have been incorrect in any material respect which significantly affects this Agreement.


     13.2 Notice of Default:

               Before any default is effective herein, the party declaring the default shall provide the defaulting party with a written notice specifying the claimed default. Such notice shall provide a period of thirty (30) days from the date of the notice within which the defaulting party may cure such default.


     13.3 Failure to Cure:

               In the event the defaulting party fails to cure any default to the reasonable satisfaction of the other party within the thirty
               (30) day period described in paragraph 13.2, the default will, unless the other party specifies otherwise, become effective on the last day of the thirty (30) day period, provided that if either party in good faith denies there is a breach or default (other than a breach or default for the nonpayment of money), such party may within such thirty (30) day period submit the matter to binding arbitration and in the event it is finally determined that a breach or default has occurred, such party shall have thirty (30) days from the date of determination to cure the same.


14.  INDEMNITY AND DISCLAIMER

     14.1 Indemnification by Grantee:

               Grantee shall defend, indemnify and hold A-55 harmless from and against any action, claim, liability, expense (including reasonable attorneys' fees and costs) or damage (including consequential damages) to persons or property resulting from any acts or omissions of Grantee and its employees and agents in connection with the performance of this Agreement or the manufacture, use and sale of A-55 Products hereunder.

     14.2 Indemnification by A-55:

               A-55 shall defend, indemnify and hold Grantee harmless from and against any action, claim, liability, expense (including reasonable attorneys' fees and costs) or damage (including consequential damages) to persons or property resulting from any breach or untruth of any representation or warranty hereunder or failure to perform any covenant hereunder).


15.  GENERAL PROVISIONS

     15.1 Notices:

               Any notice required to be given under this Agreement shall be in writing and shall be sent by certified or registered mail, or its equivalent, postage prepaid, to each party at the address below or at such other address of which one party shall notify the other in the same manner:

To A-55:  A-55, LP
               5270 Neil Road
               Reno, NV 89502
               USA

To Grantee:             Stanton Energy Fund Pty. Limited
                        Level 50, 101 Collins street,
                        Melbourne, Victoria, 3000
                        Australia

     15.2 Governing Law:

          This Agreement shall be governed by the law of Nevada. for performance in the Territory.

     15.3 Arbitration:

          All disputes, differences, or questions between the parties concerning the construction, interpretation, and effect of this Agreement or of any paragraph herein contained or the rights and liabilities of the parties, shall be settled by arbitration in accordance with the Rules of Arbitration of the American Arbitration Association by arbitrators appointed in accordance with such rules; provided that either party shall have the right to appeal the result of any such arbitration; and provided further that arbitration under this paragraph shall not apply to disputes, differences or questions between the parties concerning violations of United States Anti-Trust laws or regarding the validity of the A-55 Patent or regarding the confidentiality of any know-how licensed hereunder. Unless the parties otherwise agree, the site for arbitration shall be Reno, Nevada.

     15.4 No Affiliations:

          Nothing in this Agreement shall be construed to create between the parties a partnership, association, joint venture, or agency.

     15.5 Prior Agreements, Amendments:

          This Agreement cancels and supersedes all prior oral or written representations, agreements and understandings between the parties with respect to the subject matter hereof, and embodies all of the understandings and obligations between the parties with respect to the subject matter hereof. This Agreement may be modified and amended at any time, including the addition of new or deletion of existing know-how and technology pertinent to the rights transferred under this Agreement, provided that no agreement or modification or extension of this Agreement shall be binding upon any of the parties hereto unless made in writing and signed by both parties.

     15.6  Waivers:

           Failure of either party to require strict performance of any term of this Agreement shall not affect that party's right to fully enforce the same, nor shall any waiver of a default be construed to be a waiver of any succeeding default.

     15.7  Provisions Severable:

           If any term or provision of this Agreement shall be held or adjudged illegal, invalid, or unenforceable by any court having jurisdiction, such shall not affect the validity of any other term or provision hereof, and any such illegal, invalid, or unenforceable term or provision shall be deemed to be severable and shall be deleted from this Agreement. A-55 agrees to send Grantee notice within thirty (30) days after the date any term or provision of this Agreement is adjudged illegal, invalid or unenforceable. The parties agree that the grant of this Agreement insofar as it relates to that part of the Territory known as the Democratic People's Republic of Korea is subject to any applicable law of the United States of America. If the grant of such license by A-55 is prohibited by, or would contravene any such law, the operation of this Agreement in that part of the Territory as relates to the Democratic People's Republic of Korea shall, without in any way affecting any other provisions of this Agreement (including but without limiting the generality of the foregoing paragraph 3), be suspended until such license may lawfully be granted.

     15.8  Binding Agreement:

           This Agreement shall be binding upon and be to the advantage of the parties, their successors and signs to the extent this Agreement is assignable by its terms.

     15.9  Authority to Contract, Counterparts:

           Each of the parties covenants that this Agreement is executed under authority duly granted by its board of directors. The Agreement has been signed in two (2) counterparts, one for each party, each of which shall be deemed to be an original.

     15.10 Costs of Litigation:

           In the event of any dispute arising as the result of the breach or alleged breach of any term of this

           Agreement, if such dispute is taken by either party to arbitration or to any court, the successful party in any such arbitration or court action shall be entitled, in addition to any damages suffered, to receive its actual costs of arbitration or suit including, without limiting the generality of the foregoing, attorneys' fees, experts' fees, the cost of exhibits and the preparation thereof, and all other costs reasonably incident to such arbitration or court action.

     15.11 Financial Statements:

           During the term hereof, Grantee shall furnish A-55 annually with the annual report and a copy of the 10-K (or such other substantially similar statement required by the laws of the Territory) statement of it and its parent and Subsidiaries, if any.

     15.12 Injunction:

           The parties hereto acknowledge that the damages for any breach of this Agreement by either party relating to any matter other than the payment of money would be incapable of precise determination and would cause the nondefaulting party irreparable harm. Accordingly, each party accepts the other party's right to obtain an injunction to prevent any further breach of the Agreement should the nondefaulting party deem it necessary to do so.

     15.13 No Assignment:

           Grantee shall have no right to assign or otherwise transfer this Agreement or any of the rights granted to or obligations imposed upon Grantee without the express prior written consent of A-55. A-55 may transfer this Agreement or any of the rights granted hereunder to it without the prior consent of Grantee; provided, however that A-55 shall not be relieved of any obligations hereunder unless such transfer is consented to in writing by Grantee.

     15.14 Headings:

           Caption headings are for convenience of reference only.

SIGNING PROVISION

In witness whereof, the parties have signed this Agreement as of the date appearing below their respective signatures..

A-55, L.P., a Nevada limited partnership

By RWG, Inc., a Nevada corporation



By /s/ Rudolf W. Gunnerman
   -------------------------------
     Rudolf W. Gunnerman,
     President

"A-55"

DATED:         June 9,       ,1997
      -----------------------
Stanton Energy Fund Pty Ltd for
and on behalf of a corporation yet to
be incorporated


By  /s/ Michael J. Roux
  -----------------------------
        Michael J. Roux
        Chairman

"Grantee"

DATED:       June 9 ,        , 1997.
      -----------------------